Exhibit 10.10

July 31, 2012

Randy Gast
xxxxxxxxx
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Dear Randy,

Overland Storage, Inc. (“Overland”) is pleased to extend the following offer of employment under the general terms set forth below:

Position:        Senior Vice President of Strategic Alliances and Client Services
Location:        125 South Market Street San Jose, CA 95135
Reports to:        Eric Kelly, President & Chief Executive Officer

Compensation:
$240,000 annual compensation paid in accordance with our normal payroll practices and subject to normal withholding. You will be eligible to participate in the executive incentive plan upon final approval of the Compensation Committee of the Board of Directors (the “Committee”). Management currently intends to propose an executive incentive plan based on corporate and individual goals to be established by the Committee with a target compensation of 50% of your annual compensation.

Stock Options:
Management will recommend that the Committee award you 200,000 Restricted Stock Units (RSUs) and 50,000 options at the Committee’s next meeting. The recommended RSU’s will vest over a three years with 1/6th of the total number of RSU vesting on every six months, and the options will vest monthly 1/36th of your first day of employment with Overland. Additionally, the recommended RSU’s will contain language that will provide that if your employment with Overland is terminated by you for Good Reason or by the Company without Cause during the two year period following a Change of Control, then any unvested portion of the option and other equity-based awards granted by the Company to you shall vest in full as of the date of such termination, which benefit will be more fully described in a retention agreement between you and Overland to be entered into following the execution of this agreement. If the unvested portion of the option is not assumed by the acquirer in connection with a Change of Control or otherwise settled in cash or other property in connection with such Change of Control, then you’re unvested portion of the option not so assumed or settled will accelerate and become fully vested and exercisable immediately prior to the closing of such Change of Control.

The retention agreement, will provide that, for purposes of the foregoing, the following definitions shall apply:

(a) a “Change of Control” will be defined to have occurred if, and only if, during the term of your employment with Overland:

(i) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company (other than as a result of a purchase of shares directly from the Company in a capital-raising transaction);

(ii) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (“Transaction”), in each case, with respect to which the shareholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than fifty percent (50%) of the combined voting power of the Company or other corporation resulting from such Transaction; or

(iii) all or substantially all of the assets of the Company are sold, liquidated or distributed;

(b) “Cause” shall mean any of the following: (i) your acts or omissions constituting reckless or willful misconduct with respect to your obligations or otherwise relating to the business of Overland that causes material harm to Overland or its reputation; (ii) your material breach of agreements with Overland, which breach you fail to cure within 30 days after receiving written notice from Overland that specifies the specific conduct giving rise to the alleged breach (if such breach is curable); (iii) your conviction or entry of a plea of nolo contendere for fraud, theft or embezzlement, or any felony or crime of moral turpitude; or (iv) your willful neglect of duties as determined in the sole and exclusive discretion of Overland, which you fail to cure within 30 days after receiving written notice from Overland that specifies the specific duties that you have failed to perform (if such conduct is curable); and

(c) you will be deemed to have resigned for “Good Reason” if you voluntarily terminate employment with the Company: (i) a reduction by Overland in your base salary as in effect immediately prior to such reduction unless (A) such reduction is part of a salary reduction plan across the Overland’s entire senior management team, (B) such reduction does not have a materially disproportionate effect on you in comparison to other members of the senior management team and (C) such reduction is not in excess of 10% of your base salary, (ii) a material and adverse change in your duties, position, reporting relationship or responsibilities, or the removal of you from such duties, position or responsibilities, (iii) a material breach of the any agreement between you and Overland; or (iv) the relocation of you to a facility or a location more than fifty (50) miles from your then present employment location; provided that, in any such case, you first provide written notice to Overland of the existence of the one or more of the above conditions within ninety (90) days of its initial existence, Overland has failed to cure such condition within the thirty (30) day period thereafter and you terminate employment within thirty (30) days of the end of such cure period.

Severance and

Change of Control:
Management will recommend to the Committee that you become party to a retention agreement that will provide that, in the event your employment is terminated by Overland without Cause or by you for Good Reason, Overland will provide severance benefits equal to the following: (a) six (6) months’ base salary (based upon of the greater of your then current base salary or the base salary as of your start date), (b) a pro-rated portion of your target bonus for the year of termination (based on the number of days you were employed during the period on which the target bonus is based) and (c) and an amount equal to twelve (12) months of your COBRA premiums, provided you timely elect and remain eligible for COBRA coverage. The base salary and bonus shall be paid in accordance with the Overland’s standard payroll procedures over the six (6) month period following your termination date and amount based upon the cost of COBRA premiums shall paid in accordance with Overland’s standard payroll procedures over twelve (12) months following termination. In the event you are terminated without Cause by Overland or you terminate your employment for Good Reason within two (2) years following a Change of Control, Overland (or its successor) will pay you a lump sum equal to the sum of the following: (a) twelve (12) months’ base salary (based upon of the greater of your then current base salary or the base salary as of your start date), (b) a pro-rated portion of your target bonus for the year of termination (based on the number of days you were employed during the period on which the target bonus is based) and (c) and an amount equal to twelve (12) months of your COBRA premiums, provided you timely elect and remain eligible for COBRA coverage. The retention agreement will set forth the eligibility and other terms and conditions of these benefits, including the condition that you first sign and not revoke a general release of claims in favor of the Company and its affiliates within no more than 55 days of the termination of your employment in order to receive any of the above severance benefits (provided that any time periods contained in the release will fully comply with any requirements then in effect under Section 409A). Management will recommend that the eligibility and other terms and conditions (other than the amount of the benefits) you will receive be substantially the same as those for other Vice Presidents.

Section 409A
Notwithstanding anything to the contrary in this agreement, no Deferred Compensation Separation Benefits payable under this agreement will be considered due or payable until and unless you have a “separation from service” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated under Section 409A, as each may be amended from time to time (together, “Section 409A”). Notwithstanding anything to the contrary in this agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your “separation from service” other than due to death, then any severance benefits payable pursuant to this agreement and any other severance payments or separation benefits, that in each case when considered together may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) and are otherwise due to you on or within the six (6) month period following your “separation from service” will accrue during such six (6) month period and will instead become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your “separation from service.” All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this agreement is intended to constitute separate payments for purposes of Section 1.409A‑2(b)(2) of the Treasury Regulations. Notwithstanding anything to the contrary in this agreement, if you die following his “separation from service” but prior to the six (6) month anniversary of the date of you “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death, but not later than ninety (90) days after the date of your death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under this agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities in this agreement will be interpreted to so comply. Overland and you agree to work together in good faith to consider amendments to this agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you.

At Overland we strive to maintain a safe, drug-free work environment conducive to effective business operations. We require that our personnel and operating practices be consistent with the highest standards of health and safety.

Overland pays 100% of your benefits and they will be effective on the first day of the month following your start date. You will meet with our Human Resources Department upon your arrival so that they can explain your new benefits and sign you up for coverage.

The Immigration Reform and Control Act of 1986 require employers to provide verification of a new employee’s identity and employment eligibility on their first day of employment. It is necessary, therefore, that you complete the US Government and Employment Eligibility Verification Form (I-9) and provide documentation to verify your identity and employment eligibility.

Your employment with Overland will be "at-will". This means that it is not for any specified period of time and can be terminated by you or by Overland at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, as well as Overland’s personnel policies and procedures may be changed with or without notice at any time in the sole discretion of Overland, subject to benefits you may be entitled to under the Employment and Severance Agreement referenced above. The "at-will" nature of your employment will remain unchanged during your tenure as an employee and may be changed only by an express written agreement that is signed by you and by the Chief Executive Officer.

In order to document your acceptance, please countersign this letter no later than close of business Wednesday, August 1, 2011 and return to Eric Kelly. Your employment is conditioned on our receipt of your executed copy of this letter.

Randy, we look forward to you joining the Overland Executive Management Team.

Sincerely,

/s/ Eric Kelly

Eric Kelly
President and Chief Executive Officer

Acceptance: /s/ Randy Gast

By signing, I understand, acknowledge and agree to all of the terms of this offer.